Exhibit 23

INDEPENDENT ACCOUNTANTS’ CONSENT

The Board of Directors
United National Bancorp:

We consent to incorporation by reference in the Registration Statement filed on Form S-8 relating to the United National Bancorp 2001 Non-employee Director Long-Term Equity Plan and the United National Bancorp 2001 Officer Long-Term Equity Plan, of our report dated January 17, 2001, relating to the consolidated balance sheets of United National Bancorp and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of United National Bancorp and is incorporated by reference herein.

KPMG LLP

Short Hills, New Jersey
August 20, 2001